UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2015
The Andersons, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20557	34-1562374
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

480 West Dussel Drive, Maumee, Ohio		43537
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-893-5050
Not Applicable
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 16, 2015, The Andersons, Inc. (the "Company") entered into an agreement to purchase (the "Stock Purchase Agreement") Kay Flo Industries, Inc. (the "Sellers"), and certain subsidiaries. The Company acquired 100% of the outstanding shares of Kay Flo Industries, Inc., which included all subsidiaries except the animal nutrient business. The purchase price was approximately $125.6 million, which includes estimated working capital of the acquired entities and other closing adjustments. As further consideration, the Company will pay the Sellers up to an additional $24.0 million pursuant to an earn-out provision. The Company is funding this transaction with long-term debt, short-term debt, and cash on hand. The debt is being drawn from the Company's existing line of credit. The Stock Purchase Agreement is filed as Exhibit 2.1 and incorporated herein by reference.

The Company has issued a press release announcing the agreement which is attached as exhibit 99.1 to this filing and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

May 18, 2015	By:	/s/ John Granato

Name: John Granato
Title: Chief Financial Officer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description

2.1
Stock Purchase Agreement by and among The Andersons, Inc, the Shareholders of Kay Flo Industries, Inc, and is joined by Kay Flo Industries, Inc, Certain Subsidiaries of the Company Named Herein, and Raun D. Lohry in his capacity as Sellers' Representative. (The exhibits and schedules to the Agreement have been omitted. The Company will furnish such items to the SEC upon request.)

99.1	News Release